Exhibit 99.1

200 Holleder Parkway, Rochester, New York 14615

CONTACT:	Investors and Media: Felix Veksler
Senior Director, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS

•	Fourth Quarter Sales Decreased to $310.8 Million, due to the Divestiture of Wholesale Tire and Distribution Assets in First Quarter Fiscal 2023

•	Fourth Quarter Comparable Store Sales Increased 4.5%, driven by an ~7% Comparable Store Sales Increase in ~300 Small or Underperforming Stores

•	Fourth Quarter Diluted EPS of $.01; Adjusted Diluted EPS[1] of $.08

•	Generated Record Cash from Operating Activities of $215 Million during Fiscal 2023

•	Completed Previously Announced Acquisition of Four Stores in Iowa and One Store in Illinois, Representing Expected Annualized Sales of ~$6 Million

•	Approved First Quarter Fiscal 2024 Cash Dividend of $.28 per Share

•	Provides First Quarter Fiscal 2024 Diluted EPS Guidance Range of $.36 to $.42

•

Announces Simplification and Improvements to Corporate Governance; Plans to Recapitalize Equity Capital Structure with Agreement to Eliminate Class C Preferred Stock and Declassify its Board of Directors

ROCHESTER, N.Y. – May 18, 2023 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 25, 2023.

Fourth Quarter Results2

Sales for the fourth quarter of the fiscal year ended March 25, 2023 (“fiscal 2023”) decreased 5.2% to $310.8 million, as compared to $328.0 million for the fourth quarter of the fiscal year ended March 26, 2022 (“fiscal 2022”). The total sales decline of $17.2 million was due to the divestiture of the Company’s Wholesale tire and distribution assets in the first quarter of fiscal 2023. Sales for these divested assets were $30.4 million in the fourth quarter of fiscal 2022. Comparable store sales increased 4.5% for the period, driven by an approximate 7% comparable store sales increase in approximately 300 of the Company’s small or underperforming stores. This compares to an increase in comparable store sales of 1.4% in the prior year period. Sales from new stores increased $2.0 million, primarily from recent acquisitions. When adjusted for one fewer selling day in the current year quarter due to a shift in timing of the Christmas holiday from the third quarter in fiscal 2022 to the fourth quarter in fiscal 2023, comparable store sales increased 5.6%.

[1]	Adjusted diluted EPS is a non-GAAP measure. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.
[2]	Financial performance for prior year includes the results of divested Wholesale tire and distribution assets.

Comparable store sales, adjusted for days, increased approximately 15% for batteries, 11% for maintenance services and 5% for brakes and tires compared to the prior year period. Comparable store sales, adjusted for days, decreased approximately 3% for alignments and 4% for front end/shocks. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

Gross margin increased 150 basis points to 33.4% in the fourth quarter of fiscal 2023 from 31.9% in the prior year period. The year-over-year improvement primarily resulted from 210 basis points of benefit from the divestiture of the Company’s Wholesale tire and distribution assets as well as material costs and distribution and occupancy costs that were lower as a percentage of sales. This was partially offset by a 160 basis point increase in technician labor costs due to an incremental investment in technician headcount as well as wage inflation.

Total operating expenses for the fourth quarter of fiscal 2023 were $97.6 million, or 31.4% of sales, as compared to $93.2 million, or 28.4% of sales in the prior year period. The increase as a percentage of sales was principally due to the divestiture of the Company’s Wholesale tire and distribution assets, increased store management employee costs and higher marketing spend to drive additional sales.

Operating income for the fourth quarter of fiscal 2023 was $6.2 million, or 2.0% of sales, as compared to $11.5 million, or 3.5% of sales in the prior year period.

Interest expense was $5.9 million for the fourth quarter of fiscal 2023, as compared to $5.7 million for the fourth quarter of fiscal 2022, principally due to higher year-over-year interest rates.

Income tax expense in the fourth quarter of fiscal 2023 was $0.2 million, compared to an income tax benefit of $2.4 million in the prior year period, which included a $3.1 million tax benefit due to differences in statutory tax rates from loss years in which net operating losses have been carried back.

Net income for the fourth quarter of fiscal 2023 was $0.4 million, as compared to $8.6 million in the same period of the prior year. Diluted earnings per share for the fourth quarter of fiscal 2023 was $.01, compared to $.25 in the fourth quarter of fiscal 2022. Adjusted diluted earnings per share, a non-GAAP measure, for the fourth quarter of fiscal 2023 was $.08. This compares to adjusted diluted earnings per share of $.20 in the fourth quarter of fiscal 2022. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded items in the fourth quarters of fiscal 2023 and 2022. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

During the fourth quarter of fiscal 2023, the Company acquired 5 stores, opened 2 stores and closed 4 stores. Monro ended the quarter with 1,299 company-operated stores and 77 franchised locations.

“As we turn the page on fiscal 2023, I’d like to thank all of our teammates and customers for their contributions to the growth and prosperity of our company, and our shareholders for their continued support. While we delivered on our mid-single-digit comparable store sales expectations of approximately 5%, our profitability in the fourth quarter fell short of our expectations. Our gross margin in the fourth quarter was impacted by continued labor cost pressures and continued customer trade downs to opening price point tires. Although disappointing, we acted decisively with pricing actions on our opening price point tires as well as reductions in non-productive labor costs, including overtime hours in our stores. Encouragingly, we are confident that this lower profitability was isolated to the fourth quarter as our actions led to an improvement in our gross margins as the quarter progressed. We exited the fourth quarter with a fiscal March that was the strongest month in terms of gross margin performance of the three-month period and profitability improvements from our actions have continued into the first quarter of fiscal 2024. Fiscal 2023 was a foundational year of investment that sets the stage for a brighter future in the year ahead and beyond. While we have made substantial progress on the sales and cash creation pillars of our overall strategy, we have significant opportunities ahead to expand our margins. We will continue to drive our business toward consistently delivering mid-single-digit comparable sales growth with a commitment to a balanced approach between tire and service categories that will allow us to leverage our cost structure to deliver enhanced profitability. Our strategy and all of our initiatives are designed to restore our gross margins back to pre-COVID levels with double-digit operating margins over the longer-term”, said Mike Broderick, President and Chief Executive Officer.

Broderick continued, “We are very pleased to announce important governance enhancements today, including an amendment to declassify our Board of Directors as well as simplifying our capital structure through an agreement to eliminate our Class C Preferred Stock. We believe these enhancements are in the best interests of all shareholders and we are confident that these steps will make Monro a more attractive investment opportunity. We will continue to assess potential actions to further improve our governance, including adding director candidates to our Board who complement the skillsets and experience currently represented, and we will continue to seek active dialogue with our shareholder base to further these efforts.”

Full Year Results3

•

Sales decreased 2.5% to $1.325 billion from $1.359 billion in fiscal 2022 due to the divestiture of the Company’s Wholesale tire and distribution assets in the first quarter of fiscal 2023. Comparable store sales increased 2.8%, compared to an increase of 15.2% in the prior year period. Comparable store sales at Retail locations increased 3.5%, compared to an increase of 17.1% in the prior year period.

•

Gross margin for fiscal 2023 was 34.4%, compared to 35.4% in the prior year, primarily due to higher material costs as well as higher costs for labor and wages on a year-over-year basis. This was partially offset by benefits to gross margin from the divestiture of the Company’s Wholesale tire and distribution assets in the first quarter of fiscal 2023.

•

Total operating expenses for fiscal 2023 were $376.4 million, or 28.4% of sales compared to $380.5 million, or 28.0% of sales in the prior year. The year-over-year dollar decrease was primarily due to expenses associated with the Company’s Wholesale tire and distribution assets that were divested in the first quarter of fiscal 2023.

•	Operating income was $79.8 million, or 6.0% of sales, compared to $101.3 million, or 7.5% of sales in the prior year period.

•	Interest expense was $23.2 million in fiscal 2023, compared to $24.6 million in the prior year, principally due to a decrease in weighted average debt.

•	Net income for fiscal 2023 was $39.0 million, or $1.20 per diluted share, as compared to $61.6 million, or $1.81 per diluted share in the prior year period.

•

Adjusted diluted earnings per share, a non-GAAP measure, in fiscal 2023 was $1.36. This compares to adjusted diluted earnings per share of $1.85 in fiscal 2022. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded items in fiscal 2023 and fiscal 2022. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

[3]	Financial performance includes the results of the divested Wholesale tire and distribution assets for all of fiscal 2022 and fiscal 2023 through June 16th.

Strong Financial Position

During fiscal 2023, the Company generated record operating cash flow of approximately $215 million. As of March 25, 2023, the Company had cash and cash equivalents of approximately $5 million and availability on its revolving credit facility of approximately $465 million.

Acquisition Update

The Company has completed its previously announced acquisition of four additional stores in Iowa and one additional store in Illinois, further expanding the Company’s reach in the Midwest region. These locations are expected to add approximately $6 million in annualized sales.

Fourth Quarter Fiscal 2023 and First Quarter Fiscal 2024 Cash Dividend

On March 22, 2023, the Company paid a cash dividend for the fourth quarter of fiscal 2023 of $.28 per share.

The Company also announced today that its Board of Directors has approved a cash dividend for the first quarter of fiscal year 2024 of $.28 per share. The cash dividend is payable on June 19, 2023 on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend is payable to shareholders of record on June 5, 2023.

Share Repurchases

During fiscal 2023, the Company continued executing on its share repurchase program, which authorizes the Company to repurchase up to $150 million of its common stock. In total, the Company has repurchased approximately 2.2 million shares at an average price of $44.00 for approximately $97 million through the fourth quarter of fiscal 2023.

The Company may repurchase shares of common stock from time to time as market conditions warrant, subject to regulatory considerations.

The method, timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, alternative investment opportunities, and legal requirements.

The Company’s repurchase program has no expiration date, does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice.

First Quarter Fiscal 2024 Guidance

The Company is providing the following guidance for the first quarter of fiscal 2024:

Total company sales are expected to be in the range of $330 million to $335 million, which factors in comparable store sales growth in the range of 2% to 3%. The Company’s preliminary comparable store sales are up approximately 2% quarter-to-date. Note that sales from the Company’s divested Wholesale tire and distribution assets were approximately $24 million in the first quarter of fiscal 2023.

The Company expects a gross margin rate in the range of 35.8% to 36.2% and a diluted EPS range of $.36 to $.42.

Planned Recapitalization and Agreement to Eliminate Class C Preferred Stock

The Company announced today that it has entered into an agreement with the holders of its Class C Convertible Preferred Stock under which the Class C Preferred Stock will be eliminated (the “agreement”), subject to receipt of shareholder approval. The agreement has been approved by Monro’s Board of Directors, which will recommend that shareholders approve certain amendments to the Company’s Certificate of Incorporation to effectuate the agreement at Monro’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”), scheduled to be held on August 15, 2023.

Further details, including specific terms of the Company’s plan to eliminate its dual classes of stock, can be found in a separate press release that the Company issued today.

Board Declassification Plan

The Company also announced today that the Board has unanimously approved an amendment to its Certificate of Incorporation and will recommend that the Company’s shareholders approve this amendment to declassify the Board, which is currently divided into two classes, with one class elected each year and each class serving two-year terms. Under its new structure, the Board would consist of only one class of directors, all of whom will serve one-year terms.

Further details, including specific terms of the Company’s plan to declassify its Board, can be found in a separate press release that the Company issued today.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, May 18, 2023 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-833-470-1428 and using the required access code of 226325. A replay will be available approximately two hours after the recording through Thursday, June 1, 2023 and can be accessed by dialing 1-866-813-9403 and using the required access code of 310370. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated approximately $1.3 billion in sales in fiscal 2023 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across approximately 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “design,” “expect,” “estimate,” “guidance,” “outlook,” “potential,” “strategy,” “anticipate,” “believe,” “could,” “may,” “might,” “will,” “intend,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, realizing the anticipated benefits of the divestiture of the Company’s wholesale tire and distribution assets, the effect of general business or economic conditions on the Company’s business, including consumer spending levels, inflation, and unemployment, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 26, 2022 and the Form 10-K for the fiscal year ended March 25, 2023, which the Company intends to file with the Securities and Exchange Commission this month. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items and items related to store impairment charges and closings as well as our Monro.Forward or acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

###

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March
	2023	2022	% Change
Sales	$310,836	$328,030	(5.2)%
Cost of sales, including distribution and occupancy costs	207,036	223,391	(7.3)%

Gross profit	103,800	104,639	(0.8)%
Operating, selling, general and administrative expenses	97,623	93,171	4.8%

Operating income	6,177	11,468	(46.1)%
Interest expense, net	5,864	5,738	2.2%
Other income, net	(318)	(480)	(33.8)%

Income before income taxes	631	6,210	(89.8)%
Provision for/(benefit from) income taxes	222	(2,405)	(109.2)%

Net income	$409	$8,615	(95.3)%

Diluted earnings per share	$0.01	$0.25	(96.0)%

Weighted average number of diluted shares outstanding	31,945	34,049
Number of stores open (at end of quarter)	1,299	1,304

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Twelve Months Ended Fiscal March
	2023	2022	% Change
Sales	$1,325,382	$1,359,328	(2.5)%
Cost of sales, including distribution and occupancy costs	869,207	877,492	(0.9)%

Gross profit	456,175	481,836	(5.3)%
Operating, selling, general and administrative expenses	376,425	380,538	(1.1)%

Operating income	79,750	101,298	(21.3)%
Interest expense, net	23,176	24,631	(5.9)%
Other income, net	(593)	(618)	(4.0)%

Income before income taxes	57,167	77,285	(26.0)%
Provision for income taxes	18,119	15,717	15.3%

Net income	$39,048	$61,568	(36.6)%

Diluted earnings per share	$1.20	$1.81	(33.7)%

Weighted average number of diluted shares outstanding	32,653	34,038

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 25, 2023	March 26, 2022
Assets
Cash and equivalents	$4,884	$7,948
Inventories	147,397	166,271
Other current assets	106,186	71,283

Total current assets	258,467	245,502
Property and equipment, net	304,989	315,193
Finance lease and financing obligation assets, net	217,174	268,406
Operating lease assets, net	211,101	213,588
Other non-current assets	785,146	828,723

Total assets	$1,776,877	$1,871,412

Liabilities and Shareholders’ Equity
Current liabilities	$449,177	$321,964
Long-term debt	105,000	176,466
Long-term finance leases and financing obligations	295,281	357,475
Long-term operating lease liabilities	191,107	192,637
Other long-term liabilities	41,390	39,964

Total liabilities	1,081,955	1,088,506
Total shareholders’ equity	694,922	782,906

Total liabilities and shareholders’ equity	$1,776,877	$1,871,412

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal March
	2023	2022
Diluted EPS	$0.01	$0.25
Store impairment charge	0.02	0.02
Gain on sale of wholesale tire and distribution assets, net (a)	(0.04)	—
Store closing costs	0.01	—
Acquisition due diligence and integration costs	—	0.01
Litigation reserve/settlement costs	0.04	—
Costs related to shareholder matters	0.02	—
Transition costs related to back-office optimization	0.01	—
Income tax benefit related to net operating loss carryback	—	(0.09)
Certain discrete tax items (d)	0.01	—

Adjusted Diluted EPS	$0.08	$0.20

Note: The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal March
	2023	2022
Net Income	$409	$8,615
Store impairment charge	982	759
Gain on sale of wholesale tire and distribution assets, net (a)	(1,528)	—
Store closing costs	283	(12)
Monro.Forward initiative costs	150	120
Acquisition due diligence and integration costs	40	659
Litigation reserve/settlement costs	1,550	—
Costs related to shareholder matters	679	—
Transition costs related to back-office optimization	361	—
Provision for income taxes on pre-tax adjustments (c)	(647)	(364)
Income tax benefit related to net operating loss carryback	—	(3,119)
Certain discrete tax items (d)	390	—

Adjusted Net Income	$2,669	$6,658

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Twelve Months Ended Fiscal March
	2023	2022
Diluted EPS	$1.20	$1.81
Store impairment charge	0.02	0.02
Gain on sale of wholesale tire and distribution assets, net (a)	(0.08)	—
Store closing costs	0.01	(0.01)
Monro.Forward initiative costs	0.01	0.02
Acquisition due diligence and integration costs	—	0.03
Litigation reserve/settlement costs	0.05	0.08
Management restructuring/transition costs (b)	0.03	—
Costs related to shareholder matters	0.03	—
Transition costs related to back-office optimization	0.01	—
Income tax benefit related to net operating loss carryback	—	(0.09)
Certain discrete tax items (d)	0.09	—

Adjusted Diluted EPS	$1.36	$1.85

Note: The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Twelve Months Ended Fiscal March
	2023	2022
Net Income	$39,048	$61,568
Store impairment charge	982	759
Gain on sale of wholesale tire and distribution assets, net (a)	(3,496)	—
Store closing costs	515	(437)
Monro.Forward initiative costs	260	689
Acquisition due diligence and integration costs	31	1,249
Litigation reserve/settlement costs	2,000	3,759
Management restructuring/transition costs (b)	1,338	59
Costs related to shareholder matters	1,232	—
Transition costs related to back-office optimization	361	—
Provision for income taxes on pre-tax adjustment (c)	(825)	(1,465)
Income tax benefit related to net operating loss carryback	—	(3,119)
Certain discrete tax items (d)	3,034	—

Adjusted Net Income	$44,480	$63,062

a)	Amount includes gain on sale of wholesale tire locations and distribution assets, net of closing costs and costs associated with the closing and sale of a related warehouse.
b)

Costs incurred in fiscal 2023 in connection with restructuring and elimination of certain executive management positions upon completion of the Company’s sale of wholesale tire locations and tire distribution assets.

c)

The Company determined the Provision for income taxes on pre-tax adjustments by calculating the Company’s estimated annual effective tax rate on pre-tax income before giving effect to any discrete tax items and applying it to the pre-tax adjustments.

d)

Amount relates to the sale of wholesale tire locations and tire distribution assets, as well as the revaluation of deferred tax balances due to changes in the mix of pre-tax income in various U.S. state jurisdictions as a result of the sale.